Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 24, 2012, relating to the financial statements and financial highlights which appear in the March 31, 2012 Annual Report to Shareholders of Money Market Portfolio, U.S. Treasury Portfolio, U.S. Government Portfolio and Municipal Portfolio (individual portfolios of Daily Income Fund), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 2, 2013